UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Kropid, James J

   5241 Spring Mountain Road
   Las Vegas, NV  89103
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   7/15/97
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Issuer Name and Ticker or Trading Symbol
   Southwest Gas Corporation
   SWX
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)
   7/24/97
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |549                   |I               |James J. and Judith A. Kropid                  |
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Preferred Stock (2)                        |1500                  |I               |Family Trust                                   |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Stock Option            |(1)      |7/14/07  |Common Stok            |1660     |$19.125   |D            |                           |
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(right to buy)          |         |         |                       |         |          |             |                           |
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
Explanation of Responses:
(1) The option vests in three annual installments of 664 in 1998, 498 shares in 1999 and 498 shares in 2000, beginning July 15
1998.
(2) Southwest Gas Capital I - Trust Originated Preferred
Securities.
SIGNATURE OF REPORTING PERSON
/s/ James J. Kropid by Faye J. Ringler, Attorney in fact
DATE
7/28/97